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                                                                 EXHIBIT 10.20

[COLLEGE CLUB  www.collegeclub.com
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LOGO]          5353 Mission Center Road - Suite 310 - San Diego CA 92108 - Tel:
               (619) 718.6800  Fax: (619) 718.6801


March 30, 1999



James B. DeBello
2505 Evergreen Street
San Diego, California  92106

Dear Jim:

I am pleased to offer you a position with College Club (the Company) as the Company's President and Chief Operating Officer reporting to the Chief Executive Officer of the Company, commencing on or before April 19,1999, subject to the satisfactory completion of our reference checking.

SALARY
You will receive an annual base salary of $225,000, which will be paid in accordance with College Club's customary payroll procedures as in effect from time to time. As a College Club employee, you are also eligible to receive the Company's executive employee benefits package which will be established within 60 days of your employment. This salary includes compensation for any Board of Directors participation, if that becomes applicable.

BONUS
In addition to your base compensation, you will participate in an annual incentive bonus program under which you will be entitled to earn incentive compensation of up to 50% of your base salary, based upon the satisfaction of certain performance goals, paid annually in cash at the conclusion of the calendar year. The bonus will be earned upon the attainment of goals as determined by me in consultation with you within the first 30 days of your employment.

SIGNING BONUS
You will receive a $100,000 signing bonus payable in either cash or stock options at your discretion. The signing bonus will be paid within 5 days of the close of the next round of private financing of $5,000,000 or more following the date of your execution of the employment contract. In the event no financing takes place prior to the IPO, you will be granted additional common stock options at the time of the IPO in the amount equivalent to $100,000 divided by the issue price of common shares at the time of the public offering.

INCENTIVE STOCK OPTION
You will be granted an incentive stock option entitling you to purchase a number of shares of the Company's Common Stock equal to 3.3% of the outstanding shares on a fully diluted basis, equal to 271,092 common shares with an exercise price of $0.66, as of the date of your acceptance of

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this offer. The option will become exercisable according to a four year exercise schedule, which calls for an initial vesting of 12.5% of the total shares after the first 6 months of continuous service to the Company, and thereafter the vesting of the remaining shares in 42 equal monthly installments at the close of each month during which you remain employed with the Company.

INCENTIVE STOCK OPTION BONUS
In addition to your incentive stock option, you will participate in an incentive stock option bonus program under which you will be entitled to earn an additional stock option of up to 1.7% of the shares outstanding on a fully diluted basis, equal to 139,653 shares, as described above, based upon the satisfaction of certain performance goals which will be determined by me in consultation with you within 30 days of your employment with the Company. These bonus common share options will be issued as of the date of your acceptance of this offer, and will be subject to the terms of a repurchase agreement with the Company which requires the return of the bonus common share options to the Company in the amount unearned per the terms as defined in this paragraph.

OPTION VESTING UPON CHANGE OF CONTROL
If there is a change of control and the change of control occurs with my consent and support, all of your granted option shares (excluding any un-granted incentive stock option bonus shares) will be deemed to have vested. Otherwise, your granted option shares will continue to vest according to the original schedule.

EMPLOYMENT GUARANTEE
While we look forward to a long and profitable relationship, should you decide to accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason at any time. If you elect to terminate your employment at any time, the Company will have no ongoing obligation to pay your base salary. If your employment is terminated by the Company without cause within the first 6 months, the Company will continue to pay your base salary at a rate of $225,000 per year for six months, in monthly installments, following the date when such a termination of employment is effective. If your employment is terminated without cause after the first 6 months, the Company will continue to pay your base salary at a rate of $225,000 per year for twelve months, in monthly installments, following the date when such a termination of employment is effective. Cause for termination shall mean the occurrence of any of the following: (1) any action or inaction by you which causes a material detriment to the Company; (2) any refusal to follow the reasonable directives of the CEO or the Board of Directors; (3) conviction for a felony; (4) embezzlement of funds from the Company; or (5) determination of a chemical or alcohol dependency.

POST IPO ACCELERATED OPTION VESTING
In the event the Company executes an initial public offering, the Company will immediately deem vested additional common stock options from your initial grant, the number of which will be equal to a market value of $500,000 at the date of such offering. For example, an initial public offering common share price of $25 would result in an immediate vesting of 20,000 shares.

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To indicate your acceptance and agreement of this offer, please sign and date this letter in the space provided below and return it to me. This agreement sets forth the terms of your employment with College Club and will supersede any prior representations or agreements, whether written or oral.

Jim, I am very excited to have you on board with College Club and I believe that with your help we have a fantastic and profitable ride ahead of us.

Sincerely,


/s/ Michael C. Pousti


Michael C. Pousti
Chairman and CEO

Accepted and Agreed:



/s/ James B. DeBello                  3-30-99
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James B. DeBello                      Date

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                              PAYROLL CHANGE FORM


EMPLOYEE NAME:      James DeBello
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EFFECTIVE DATE:          4/13/99
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DESCRIPTION OF CHANGE
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                             New Hire -- President
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AMOUNT OF CHANGE:    18,750      PER:  YEAR   MONTH   PAY PERIOD   ONE TIME
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                                                 (CIRCLE ONE)


APPROVAL:

NAME:     illegible   SIGNED:           /s/ illegible         DATE:   4/13/99
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